Filed Pursuant to Rule 424(b)(5)

Registration No. 333-112523

Prospectus supplement

(To prospectus dated May 4, 2004)

1,300,000 shares

Common stock

We are offering 1,300,000 shares of our common stock.

Our common stock is traded on The Nasdaq National Market under the symbol “SNIC.” On June 22, 2004, the last reported sale price of our common stock was $20.50 per share.

	Per share	Total
Public offering price	$19.48	$25,324,000
Underwriting discounts	$1.03	$1,339,000
Proceeds to Sonic Solutions, before expenses	$18.45	$23,985,000

Investing in our common stock involves risks. See “ Risk factors” beginning on page S-3 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

JPMorgan

June	23, 2004

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under the shelf registration process, we may offer from time to time shares of common stock, shares of preferred stock and warrants, of which this offering is a part. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Where You Can Find More Information” on page 23 of the accompanying prospectus before investing in our common stock.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not, and the underwriter is not, making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the respective dates on the front covers of those documents. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.

Unless the context otherwise requires, the terms “we,” “our,” “us,” Sonic” and “SNIC” refer to Sonic Solutions, a California corporation, and its subsidiaries.

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Prospectus supplement summary

This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. To understand this offering fully, you should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

The company

We develop and market computer-based tools:

•	for creating digital audio and video titles in the CD-Audio and DVD-Video formats (and in related formats);

•	for recording data files on CD-recordable or DVD-recordable discs in the CD-ROM and DVD-ROM formats; and

•	for backing up the information contained on hard disks attached to computers.

Most of the products we sell consist entirely of computer software, though some of the tools we sell include “plug-in” computer hardware. We also license the software technology underlying our tools to various other companies to incorporate in products they develop.

Our business is divided into two reporting segments, our consumer segment and our professional audio and video segment. Beginning in fiscal year 2003, we have experienced substantial growth in our net revenues and achieved profitability based on the expansion of our consumer business. For fiscal years 2002, 2003 and 2004, consumer revenues comprised 44%, 70% and 86% of our total net revenues, respectively. We are substantially dependent upon sales through our OEM partners for our consumer revenues. In fiscal 2004, our three largest OEM partners, Dell Computer, Hewlett-Packard and Sony, accounted for 22%, 13% and 11% of our total net revenues, respectively. Our agreements with OEM partners generally do not contain minimum purchase requirements, and as such we rely for future revenues on the success of our OEM partners in selling their products, their efforts to promote our products and market growth for and acceptance of our products. In addition, the shift of our business toward the consumer market may subject us to increased risk of claims by owners of proprietary content over the use of our technology by our customers.

This prospectus supplement incorporates by reference important information about our business from our Annual Report on Form 10-K for the year ended March 31, 2004, filed with the SEC on June 14, 2004. You should read carefully this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference.

We are a California corporation. Our principal offices are located at 101 Rowland Way, Suite 110, Novato, California 94945. Our telephone number is (415) 893-8000. Our Internet Web site address is www.sonic.com. Information on our Web site is not part of this prospectus supplement or the accompanying prospectus.

The offering

Shares offered by us	1,300,000 shares

Common stock to be outstanding after this offering	23,424,766 shares

Nasdaq National Market symbol	SNIC

Use of proceeds	For general corporate purposes and to fund working capital requirements. See “Use of proceeds” for more information regarding our intended use of the net proceeds from this offering.

The number of shares of our common stock that will be outstanding after this offering is based on 22,124,766 shares outstanding as of June 7, 2004 and excludes:

•	5,100,901 shares of common stock issuable upon the exercise of stock options outstanding as of June 7, 2004 at a weighted average exercise price of $6.60 per share; and

•	an aggregate of 5,290,501 shares of common stock that are reserved for future issuance under our stock option plans.

Risk factors

An investment in our common stock involves a high degree of risk. For risks related to our business, you should consider the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors” beginning on page 37 of our Annual Report on Form 10-K for the year ended March 31, 2004 before investing in our common stock.

Risks related to our stock and the offering

We will have broad discretion over the use of the proceeds to us from this offering and may apply it to uses that do not improve our operating results or the value of your shares.

We will have broad discretion to use the net proceeds to us from this offering, and you will be relying solely on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the net proceeds from this offering for general corporate purposes and to fund working capital requirements, we have not allocated these net proceeds for specific purposes. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Our use of the proceeds may not improve our operating results or increase the value of your shares.

We do not expect to pay any dividends for the foreseeable future.

We do not anticipate that we will pay any dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends should not purchase our common stock.

Use of proceeds

We estimate that our net proceeds from the sale of 1,300,000 shares of our common stock in this offering will be approximately $23.8 million after deducting the underwriting discounts and aggregate estimated offering expenses of $140,000 payable by us.

We intend to use the net proceeds of this offering for general corporate purposes and to fund general working capital requirements.

Capitalization

The following table sets forth our consolidated cash, cash equivalents and capitalization as of March 31, 2004 on an actual basis, and on an adjusted basis to give effect to the issuance and sale of shares of common stock in this offering. The information is only summary and should be read together with the financial information incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information.”

	March 31, 2004
	Actual	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$36,182	$60,027
Total liabilities	$15,222	$15,222
Shareholders’ equity:
Common stock, no par value, 100,000,000 shares authorized; 21,886,013 shares issued and outstanding, actual; 23,186,013 shares issued and outstanding, as adjusted	70,994	94,839
Accumulated other comprehensive loss	(16)	(16)
Accumulated deficit	(15,255)	(15,255)

Total shareholders’ equity	55,723	79,568

Total capitalization	$70,994	$94,839

The number of shares of our common stock outstanding as of March 31, 2004, in the actual and as adjusted columns in the table above excludes:

•	5,240,529 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $6.60 per share; and

•	an aggregate of 5,529,254 shares of common stock available for future issuance under our stock option plans.

Underwriting

We are offering the shares of common stock described in this prospectus supplement through J.P. Morgan Securities Inc., as underwriter. We have entered into a firm commitment underwriting agreement with the underwriter. Subject to the terms and conditions set forth in the underwriting agreement, the underwriter has agreed to purchase, and we have agreed to sell 1,300,000 shares of our common stock.

The underwriting agreement provides that the obligations of the underwriter to purchase the shares included in this offering are subject to conditions customary for offerings of this type. The underwriter is obligated to purchase all the shares, if it purchases any of the shares.

The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriter by us.

Underwriting discounts and commissions

Per share	$1.03
Total	$1,339,000

The underwriter initially proposes to offer part of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement. If all of the shares are not sold at the public offering price, the underwriter may change the public offering price and the other selling terms.

Our common stock is traded on The Nasdaq National Market under the symbol “SNIC.”

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

The underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934, or the Exchange Act, in connection with this offering. Stabilizing transactions permit bids to purchase common stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of common stock in the open market following completion of this offering to cover all or a portion of a syndicate short position created by the underwriter selling more common stock in connection with this offering than it is committed to purchase from us. In addition, the underwriter may impose “penalty bids” under contractual arrangements between the underwriter and dealers participating in this offering whereby they may reclaim from a dealer participating in this offering the selling concession with respect to common stock that is distributed in this offering but subsequently purchased for the account of the underwriter in the open market. Such stabilizing transactions, syndicate covering transactions and penalty bids may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required and, if any are undertaken, they may be discontinued at any time.

The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates, including the distribution of the prospectus supplement electronically. In those cases,

prospective investors may view offering terms and a prospectus supplement online and, place orders online or through their financial advisor.

In connection with this offering, the underwriter and selling group members, if any, who are qualified market makers on The Nasdaq National Market may engage in passive market making transactions in our common stock on The Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security. If all independent bids are lowered below the passive market maker’s bid, however, such bid must then be lowered when certain purchase limits are exceeded.

We estimate that our total expenses attributable to this offering will be approximately $140,000, excluding underwriting discounts and commissions.

In the ordinary course of the underwriter’s business, the underwriter and its affiliates may, from time to time, engage in commercial and investment banking transactions with us and our affiliates.

Legal matters

The validity of the common stock offered hereby and certain other legal matters are being passed upon for us by Morrison & Foerster LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Davis Polk & Wardwell, Menlo Park, California.

Experts

The consolidated financial statements and the related financial statement schedule of Sonic Solutions and subsidiaries as of March 31, 2004 and 2003, and for each of the years in the three-year period ended March 31, 2004, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

$80,000,000

SONIC SOLUTIONS

Common Stock

Preferred Stock

Warrants

Sonic Solutions may offer up to $80,000,000 of our common stock, preferred stock or warrants from time to time.

Each time we sell securities, we will provide you with the specific terms of the securities being offered in one or more prospectus supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

Our common stock is listed on the Nasdaq National Market under the symbol “SNIC.” On April 30, 2004, the last reported sale price of our common stock on the Nasdaq National Market was $18.03 per share.

The securities may be sold directly by us, through or to underwriters, dealers or agents designated from time to time or to or through a combination of these methods. We reserve the sole right to accept, and together with our dealers or agents, from time to time, to reject in whole or in part any proposed purchase of the securities to be made directly or through dealers or agents. See “Plan of Distribution” beginning on page 20 of this prospectus. If any agents, underwriters or dealers are involved in the sale of any securities, we will disclose their names and any applicable fees, commissions or discounts in a prospectus supplement. Each prospectus supplement will provide the terms of the plan of distribution relating to the securities covered by that prospectus supplement.

We will not use this prospectus to offer or sell any securities unless it is accompanied by a prospectus supplement.

Investing in the securities involves risks. See “ Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any other state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 4, 2004

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration or continuous offering process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $80,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of the securities we are offering. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The registration statement and other reports can be read at the SEC Web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Sonic Solutions”, “Sonic”, “we”, “us”, “our”, or similar references mean Sonic Solutions.

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FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

•	other competing products that may, in the future, be available to consumers;

•	our plans to develop and market new products;

•	availability of additional financing to satisfy our working capital and other requirements;

•	our ability to improve our financial performance;

•	competitive pressures;

•	effects of integrating the Ravisent business line that we purchased;

•	effects of integrating the Desktop and Mobile Division business that we purchased from VERITAS, which we refer to as the DMD business;

•	effects of integrating the InterActual business line that we purchased; and

•	future acquisitions and other business combinations, if any, effected by us and our competitors.

Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the “Risk Factors” section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

THE COMPANY

We develop and market computer-based tools:

•	for creating digital audio and video titles in the CD-Audio and DVD-Video formats (and in related formats);

•	for recording data files on CD recordable or DVD recordable discs in the CD-ROM and DVD-ROM formats; and

•	for backing up the information contained on hard disks attached to computers.

Most of the products we sell consist entirely of computer software, though some of the tools we sell include “plug-in” computer hardware. We also license the software technology underlying our tools to various other companies to incorporate in products they develop.

We are a California corporation. Our principal offices are located at 101 Rowland Way, Suite 110, Novato, California 94945. Our telephone number is (415) 893-8000. Our Internet Web site address is www.sonic.com. Information on our Web site is not part of this prospectus.

RISK FACTORS

You should consider carefully the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In such an event, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

We experienced losses in each of the past four fiscal years ended March 31, 2002.

We were unprofitable during each of the four fiscal years ended March 31, 2002. For example, in fiscal year 2002, we had a net loss of $4,182,000 and in fiscal year 2001 we had a net loss of $5,855,000. We were unprofitable during each quarter of the 2000 and 2001 fiscal years and during the first three quarters of the 2002 fiscal year. Although we have been profitable beginning in the fourth quarter of the 2002 fiscal year through the third quarter of the 2004 fiscal year, we may not maintain profitability and as a result our share price may decline. Although we have provided revenue and earnings “guidance” for full fiscal year 2004 that anticipates profitability, there are no assurances that we will meet such guidance and our inability to meet such guidance could cause our share price to decline.

During the fiscal year ended March 31, 2001 we had negative operating cash flows.

During the fiscal year ended March 31, 2001, we had a negative operating cash flow of $848,000. During the fiscal year ended March 31, 2002, we had a positive operating cash flow of $5,708,000. During the fiscal year ended March 31, 2003, we had a positive operating cash flow of $153,000. During the nine months ended December 31, 2003, we had a positive operating cash flow of $7,406,000. We may report a negative operating cash flow in the future, and we may need to obtain additional financing to continue to operate. If we are unable to obtain such financing, then we may have to cease or significantly curtail operations.

If sources of financing are not available, we may not have sufficient cash to satisfy working capital requirements.

We believe that our current cash balances are sufficient to satisfy our working capital requirements for at least the next twelve months. We may need to obtain additional financing at that time or prior to that time if our plans change or if we expend cash sooner or faster than anticipated. Currently we do not have any commitments from third parties to provide additional capital. The risk to us is that at the time we need cash, financing may not be available on satisfactory terms, if at all. Our failure to obtain financing could result in our insolvency and the loss to investors of their entire investment in our common stock.

Failure to successfully integrate the InterActual Technologies business we recently acquired could negatively impact us.

On January 31, 2004, we entered into a definitive agreement to acquire all the stock of InterActual Technologies for $8.8 million in cash. We completed the acquisition on February 13, 2004 and acquired all of InterActual’s assets and liabilities, including its portfolio of patents and patent applications, the InterActual Player, and all engineering and service operations. Approximately 20 former employees of InterActual joined our company.

The InterActual acquisition involves risks related to the integration and management of this business, which may be a complex, time-consuming and expensive process and may disrupt our existing operations if not completed in a timely and efficient manner. We may encounter substantial difficulties, costs and delays in integrating the InterActual operations, including the following:

•	potential conflicts between business cultures;

•	adverse changes in business focus perceived by third-party constituencies;

•	potential conflicts in distribution, marketing or other important relationships;

•	an inability to implement uniform standards, controls, procedures and policies;

•	an inability to integrate our research and development and product development efforts;

•	the loss of current or future key employees and/or the diversion of management’s attention from other ongoing business concerns;

•	undiscovered and unknown problems, defects or other issues, or misrepresentations about liabilities or intellectual ownership, related to the InterActual products that become known to us after the acquisition; and

•	negative reactions from our resellers and customers.

Furthermore, InterActual was a defendant in a lawsuit entitled Trust Licensing, LLC and Leigh Rothschild v. InterActual Technologies, Inc. in the United States District Court for the Southern District of Florida (Civil Action No. 03-20672) in which it was charged with patent infringement and other wrongdoing. As a result of a court-sponsored mediation, InterActual and the plaintiffs executed a settlement agreement on January 28, 2004, and InterActual agreed to pay $500,000 to the plaintiffs. However, we have been advised that the plaintiffs, after learning of our acquisition of InterActual, intend to ask the court to set aside the settlement. If litigation becomes necessary to determine the validity of the plaintiffs’ claims, it could result in significant expense to us and could divert the efforts of our technical and management personnel, whether or not the litigation is determined in our favor. If it appears necessary or desirable, we may try to obtain licenses for those intellectual property rights that InterActual has allegedly infringed. However, we cannot assure you that licenses will be offered or that the terms of any offered licenses will be acceptable to us. Alternatively, we could be required to expend significant resources to develop non-infringing technology and there are no assurances that we will be successful in such an endeavor.

Any failure to successfully integrate the DMD business we purchased from VERITAS could negatively impact us.

The acquisition of the DMD business in December 2002 involves risks related to the integration and management of the DMD business, which has been a complex, time-consuming and expensive process and may disrupt our businesses if not completed in a timely and efficient manner. The process of integrating the DMD operations could cause an interruption or loss in momentum in our business and operating activities and, if material, could harm our business. If we fail to integrate the DMD business into our existing operations, we may not achieve the desired synergies and benefits originally anticipated by the DMD acquisition and, as a result, we may not achieve a positive, long-term benefit to our operating results.

In addition, our acquisition of the DMD business included the retention of approximately 40 employees of VERITAS, representing approximately a 25% increase in our total number of employees at that time. Consequently, we may face management and organizational issues as we continue to integrate the DMD business employees into our other operations. Our general and administrative expenses increased in the third quarter ended December 31, 2003 and the nine months ended December 31, 2003, as compared to the comparable periods in 2002. The increase in expenses was primarily due to increased rent, insurance, professional and other general expenses related to the overall increase in headcount, partly as a result of new hires from VERITAS.

Our acquisition of the Ravisent business line may not positively contribute to our operations.

The Ravisent business line was not profitable when owned by Axeda prior to May 2002. While we have operated the Ravisent business line for nearly two years, it remains possible, given the amount that we paid to obtain exclusive rights to deploy the Ravisent technologies in the personal computer market coupled with the on-going costs associated the maintaining the business line, that the Ravisent technology and employees will not be a positive contributor to our operations and instead may constitute a drain on our resources.

Because we have significant international operations and a significant portion of our revenue derives from sales made to foreign customers located primarily in Europe and Japan, we may be subject to political, economic and other conditions relating to our international operations that could increase our operating expenses and disrupt our business.

We are dependent on sales to customers outside the United States, in particular Europe and Japan. Revenue derived from these customers accounted for approximately 40% of our revenues for the nine months ended

December 31, 2003. Revenue derived from these customers accounted for approximately 47%, 39% and 30% of our revenues in fiscal years 2001, 2002 and 2003, respectively. Although most of our revenue and expenses are transacted in U.S. dollars, we may be exposed to currency exchange fluctuations in the future as business practices evolve and we are forced to transact business in local currencies. This may expose us to foreign currency fluctuation risks. These foreign customers expose us to the following additional risks, among others:

•	currency movements in which the U.S. dollar becomes significantly stronger with respect to foreign currencies, thereby reducing relative demand for our products outside the United States;

•	import and export restrictions and duties, including tariffs and other barriers;

•	foreign regulatory restrictions, for example, safety or radio emissions regulations; and

•	liquidity problems in various foreign markets;

•	burdens of complying with a variety of foreign laws;

•	political and economic instability; and

•	changes in diplomatic and trade relationships.

International sales have historically represented slightly less than 50% of our total sales, and we expect that they will continue to represent a significant percentage of future revenue. We also expect that international sales will continue to account for a significant portion of our net product sales for the foreseeable future. As a result, the occurrence of any negative international political, economic or geographic events could result in significant revenue shortfalls. These shortfalls could cause our business, financial condition and results of operations to be harmed.

We may engage in future acquisitions that could dilute our shareholders’ equity and harm our business, results of operations and financial condition.

As part of our effort to enhance our existing products and introduce new products, we have pursued, and we may pursue in the future, acquisitions of complementary companies, products and technologies. We are unable to predict whether or when any other prospective acquisition will be completed. We have limited experience in acquiring and integrating outside businesses. The process of integrating an acquired business may produce operating difficulties, may be prolonged due to unforeseen difficulties, may require a disproportionate amount of our resources and expenditures and may require significant attention of our management that otherwise would be available for the ongoing development of our business. We cannot assure you that we will be able to successfully identify suitable acquisition candidates, complete acquisitions, integrate acquired businesses into our current operations, or expand into new markets. Further, once integrated, acquisitions may not achieve anticipated levels of revenues, profitability or productivity or otherwise perform as expected. The occurrence of any of these events could harm our business, financial condition or results of operations. Future acquisitions may require substantial capital resources, which may require us to seek additional debt or equity financing.

Future acquisitions by us could result in the following, any of which could seriously harm our results of operations or the price of our stock:

•	issuance of equity securities that would dilute our current shareholders’ percentages of ownership;

•	large one-time write-offs;

•	the incurrence of debt and contingent liabilities;

•	difficulties in the assimilation and integration of operations, personnel, technologies, products and information systems of the acquired companies;

•	contractual and intellectual property disputes;

•	risks of entering geographic and business markets in which we have no or only limited prior experience; and

•	potential loss of key employees of acquired organizations.

Our stock price has been volatile, is likely to continue to be volatile, and could decline substantially.

The price of our common stock has been, and is likely to continue to be, highly volatile. The price of our common stock could fluctuate significantly for any of the following reasons:

•	future announcements concerning us or our competitors;

•	quarterly variations in operating results;

•	charges, amortization and other financial effects relating to our recent or future acquisitions;

•	introduction of new products or changes in product pricing policies by us or our competitors;

•	acquisition or loss of significant customers, distributors or suppliers;

•	business acquisitions or divestitures;

•	changes in earnings estimates by us or by independent analysts who cover the company;

•	issuances of stock under any future shelf registration statement;

•	fluctuations in the U.S. or world economy or general market conditions;

•	our failure to successfully integrate the DMD business; or

•	the delay in delivery to market or acceptance of new DVD products, such as DVD recorders.

In addition, stock markets in general, and the market for technology stocks in particular, have experienced extreme price and volume fluctuations in recent years which have frequently been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock could decline below its current price and the market price of our stock may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

In the past, shareholders of various companies have often instituted securities class action litigation after periods of volatility in the market price of a company’s securities. If a shareholder files a securities class action suit against us, we would incur substantial legal fees and our management’s attention and resources would be diverted from operating our business in order to respond to the litigation.

If new digital formats are unsuccessful, it is unlikely that we will generate sufficient revenues to recover our development cost.

Our business involves new digital audio and video formats, such as DVD-Video and DVD-Audio, and, more recently, the new recordable DVD formats including DVD-RAM, DVD-R/RW and DVD+RW. If these formats prove to be unsuccessful or are not accepted for any reason, there will be only limited demand for our products.

Our reliance on a single supplier for our manufacturing makes us vulnerable to supplier operational problems.

Our hardware outsourcing manufacturing program commits responsibility for almost all of our manufacturing activities to a single supplier—Arrow Bell Electronics. As a result of our dependence on this one manufacturer, we do not directly control hardware product delivery schedules or hardware product quality. Any product shortages or quality assurance problems could increase the costs of manufacturing and distributing our products.

We are dependent on third-party single-source suppliers for components of some of our products and any failure by them to deliver these components could limit our ability to satisfy customer demand.

We often use components in our products that are available from only a single source. These components include, for example, Phillip’s Video Scaler and various Xilinx devices. We purchase these sole-source components from time to time, that is, we do not carry significant inventories of these components and we have no guaranteed supply agreements for them. We have experienced shortages of some sole-sourced components in the past. We are likely to experience similar shortages at some point in the future. Such shortages can have a significant negative impact on our business.

Any interruption in the operations of our vendors of sole source components could adversely affect our ability to meet our scheduled product deliveries to customers. If we are unable to obtain a sufficient supply of components from our current sources, we could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. Resulting delays or reductions in product shipments could damage customer relationships and expose us to potential damages that may arise from our inability to supply our customers with products. Further, a significant increase in the price of one or more of these components could harm our gross margin or operating results.

If we fail to protect our products’ intellectual property rights, such as trade secrets, we may not be able to market our products successfully.

Unlicensed copying and use of our intellectual property or illegal infringements of our intellectual property rights represent losses of revenue to our company. Our products are based in large part on proprietary technology which we have sought to protect with patents, trademarks, copyrights and trade secrets. For example, we have many patents and we have also filed applications for additional patents. We also registered trademarks for the following: DVDit!, MyDVD, DVD Creator, DVD Fusion, RecordNow, Backup MyPC, CinePlayer, AuthorScript, ReelDVD and Primo SDK among others. In addition, we make extensive use of trade secrets that we may not be able to protect. Effective patent, trademark, copyright and trade secret protection may not be available in every country in which our products may be manufactured, marketed or sold. Moreover, despite our efforts, these measures can only provide limited protection. Unauthorized third parties may try to copy or reverse engineer portions of our products or otherwise obtain and use our intellectual property.

To the extent that we use patents to protect our proprietary rights, we may not be able to obtain needed patents or, if granted, the patents may be held invalid or otherwise indefensible. Patent protection throughout the world is generally established on a country-by-country basis. Failure to obtain patents or failure to enforce those patents that are obtained may result in a loss of revenue to us. We cannot assure you that the protection of our proprietary rights will be adequate or that our competitors will not independently develop similar technology, duplicate our products or design around any of our patents or other intellectual property rights we hold.

If we fail to protect our intellectual property rights and proprietary technology adequately, if there are changes in applicable laws that are adverse to our interests, or if we become involved in litigation relating to our intellectual property rights and proprietary technology or relating to the intellectual property rights of others, our business could be seriously harmed because the value ascribed to our intellectual property could diminish and result in a lower stock price. To the extent we are unable to protect our proprietary rights, competitors also may enter the market offering products identical to ours, with a negative impact on sales of our products.

Other companies’ intellectual property rights may interfere with our current or future product development and sales.

We have never conducted a comprehensive patent search relating to the technology we use in our products. There may be issued or pending patents owned by third parties that relate to our products. If so, we could incur substantial costs defending against patent infringement claims or we could even be blocked from selling our products.

Other companies may succeed in obtaining valid patents covering one or more of the key techniques we utilize in our products. If so, we may be forced to obtain required licenses or implement alternative non-infringing approaches.

Our products are designed to adhere to industry standards, such as DVD-ROM, DVD-Video, DVD-Audio and MPEG video. A number of companies and organizations hold various patents that claim to cover various aspects of DVD and MPEG technology. We have entered into license agreements with certain companies and organizations relative to some of these technologies. For instance, we have entered into license agreements with Dolby Licensing Corporation covering Dolby Digital Audio, with Meridian Audio Limited covering Meridian Lossless Packing, with MPEG-LA (see below) covering various aspects of MPEG-2 video compression technology, and with Thomson/Fraunhofer covering various aspects of MPEG-2, and layer 3 audio compression technology, among others. Such license agreements may not be sufficient to grant all of the intellectual property rights to us necessary to market our products.

We may become involved in costly and time-consuming patent litigation.

We face risks associated with our patent position, including the potential need to engage in significant legal proceedings to enforce our patents, the possibility that the validity or enforceability of our patents may be denied, the possibility that third parties will be able to compete against us without infringing our patents and the possibility that our products may infringe patent rights of third parties. Budgetary concerns may cause us not to file, or continue, litigation against known infringers of our patent rights. Failure to reliably enforce our patent rights against infringers may make licensing more difficult.

Third parties could pursue us claiming that our products infringe various patents. For example, a group of companies have formed an organization called MPEG-LA to enforce the rights of holders of patents covering aspects of MPEG-2 video technology. Although we have entered into an agreement with MPEG-LA, that agreement may not prevent third parties not represented by MPEG-LA from asserting that we infringe a patent covering some aspects of MPEG-2 technology.

Patent infringement litigation can be time consuming and costly, may divert management resources and may result in the invalidation of our intellectual property rights. If such litigation resulted in an unfavorable outcome for us, we could be subject to substantial damage claims and requirements to cease production of infringing products, terminate our use of infringing technology or develop non-infringing technology and obtain a royalty or license agreement to continue using the technology at issue. Such royalty or license agreements might not be available to us on acceptable terms, or at all, resulting in serious harm to our business. Our use of protected technology may result in liability that threatens our continuing operation.

Because a significant percentage of our professional DVD products operate only on Macintosh computers, the potential success of these products is tied to the success of this platform.

Several of our current professional DVD products, including DVD Creator and DVD Fusion, operate on Macintosh computers manufactured by Apple Computer. If the supply of Macintosh computers becomes limited, sales of these products will likely decline. If there is a decrease in the use of the Macintosh computing platform in the professional and corporate audio and video markets, there will likely be a decrease in demand for our products. If there are changes in the operating system or architecture of the Macintosh, it is likely that we will incur significant costs to adapt our products to the changes. Our Macintosh users generally demand that we maintain compatibility with the latest models of the Macintosh and the Macintosh OS. Currently our DVD Creator and DVD Fusion applications run only on OS 9. Macintosh OS X currently offers a “compatibility mode” which supports OS 9.x compatible applications, but we believe that we will soon have to modify our DVD Creator and DVD Fusion applications for them to continue to be able to run with the latest Macintosh models. Such a modification may be difficult to accomplish or infeasible and if it proves to be lengthy, our revenues could be significantly reduced in the interim.

Because a large portion of our net revenue is from OEM customers, the potential success of our products is tied to the success of their product sales.

Much of our consumer revenue is derived from sales through OEM customers, including for example Dell, Hewlett-Packard, Sony, Matrox and Avid. The revenue from many of these customers is recognized on a sell-through basis. Temporary fluctuations in the pricing and availability of the OEM customers’ products could negatively impact sales of our products, which could in turn harm our business, financial condition and results of operations. In addition, some of the materials, components and/or software included in the end products sold by our OEM customers, who also incorporate our products, are obtained from a limited group of suppliers. Supply disruptions, shortages or termination of any of these sources could have an adverse effect on our business and results of operations due to the delay or discontinuance of orders for our products by our OEM customers until those necessary materials, components or software are available for their end products. Moreover, if OEM customers do not ship as many units as forecasted or if there is a general decrease in their unit sales, our net revenue will be adversely impacted and we may be less profitable than forecasted or unprofitable. Finally, we are dependent on reports prepared by the OEM customers to determine the results of our sales of products through these OEM customers. If the OEM customers prepare inaccurate or substandard sales reports, we may be required to take corrective actions, including auditing current and prior reports. Such corrective action may result in negative effects on us, including that our prior reported net revenue and related results may be inaccurate, in particular less than previously reported.

Changes in requirements or business models of our OEM customers may negatively affect our financial results.

OEM customers can be quite demanding, in terms of the features they demand in software products they bundle, in terms of their quality and testing requirements, and in terms of their economic demands. Because there is a relatively small number of significant OEM customers, if they demand reduced prices for our products, we may not be in a position to refuse such demands, in which case our revenues and our results of operations will be negatively affected. If particular OEMs demand certain product or product features that we are unable to deliver, or if they impose higher quality requirements than we are in a position to satisfy, our revenues and our results of operations could be negatively affected.

We have embarked on a new program with one of our major OEMs, Dell, in which we are developing a number of versions of our products specifically for Dell’s customers. The versions include a base version to be included with Dell’s products, and enhanced versions. The enhanced versions will be marketed by Dell’s sales force and by us to obtain favorable end user upgrade decisions at the “point of sale,” that is, the time and place at which end user customers purchase a PC or other device, as well as after the point of sale. If Dell offers an upgrade, then the base version can be sold by Dell to its customers without royalty to us. We will be contributing significant resources to this effort including (1) extra development resources to develop the various product versions required by the program, (2) enhanced first line customer support activities, and (3) enhanced marketing obligations, among others. While we believe that upgrade rates and resulting revenues, which will be split between Dell and ourselves, will more than compensate for the lack of royalty revenues deriving from shipments of the base versions of our products and for our increased resource commitment, thereby increasing our overall revenues and revenues specifically from Dell, the new business model is untested at this time, and actual results may be disappointing. In that case, our revenues and our results of operations could be negatively affected. During the quarter ended December 31, 2003, Dell began the transition to our products and during the quarter ended March 31, 2004, we anticipate that they will continue to transition our products into this new model, and that the model will be significantly adjusted by Dell in consultation with us. If the transition and adjustment process takes a significant length of time, or encounters difficulties, our future results of our operations could be negatively affected.

Some of our competitors possess greater technological and financial resources than we do, may produce better or more cost-effective products than ours and may be more effective than we are in marketing and promoting their products.

There is a substantial risk that competing companies will produce better or more cost-effective products, or will be better equipped than we are to promote them in the marketplace. A number of companies have announced or are delivering products which compete with our products. These include Ahead Software, Apple Computer, CyberLink, Intervideo, Inc., MedioStream, Pinnacle, Roxio and Ulead. Most of these companies have greater financial and technological resources than we do.

For example, in April 2000, Apple Computer announced the acquisition of the DVD authoring business of Astarte Gmbh. Prior to the acquisition, Astarte sold a DVD authoring system that competed primarily with our DVD Fusion product. In January 2001, Apple announced two new DVD authoring products, which we presume are based on Astarte’s technology. The first product, iDVD, is intended for consumer users and competes with MyDVD and DVDit! The second product, DVD Studio Pro, is intended for professional users, and competes with DVDit! PE, DVD Fusion and ReelDVD. Apple also announced the availability of aggressively priced DVD recorders with certain models of their Macintosh personal computer. In mid-2001, Apple purchased Spruce Technologies, a long-standing competitor of ours in the professional DVD market. In 2003 Apple introduced DVD Studio Pro Version 2, which, we presume, is based, at least in part, on technology deriving from the Spruce acquisition.

Because our products are designed to adhere to industry standards, to the extent that we cannot distinguish our products from those produced by our competitors, our current distributors and customers may choose alternate producers or choose to purchase products from multiple vendors. We may be unable to effectively compete with the other vendors if we cannot produce products more quickly or at lower cost than our competitors.

We cannot provide any assurance that the industry standards on which we develop new products will allow us to compete effectively with companies having greater financial and technological resources than we do to market, promote and exploit sales opportunities as they arise in the future. Accelerated product introductions and short product life cycles require high levels of expenditures for research and development that could adversely affect our operating results. Further, any new products we develop may not be introduced in a timely manner or in advance of our competitors and may not achieve the broad market acceptance necessary to generate significant revenues.

Our reliance on outsourcing our web store makes us vulnerable to third party’s operational problems.

We have initiated a web-based retail store for our consumer products including DVDit! and MyDVD, as well as some of our professional products, for example, ReelDVD. We currently “outsource” our web store through an arrangement we have with Digital River. We have a similar arrangement with another supplier for a web store targeted at the European market, and may have other similar arrangements in the future. We refer to Digital River and such other organizations as “Outsourcers.” Under these arrangements the Outsourcers provide the servers which list our products and handle all purchase transactions through their secure web sites.

We are dependent on the Outsourcers for smooth operation of our web store. Since web store sales constitute a significant portion of our revenue, any interruption of an Outsourcer’s service to us could have a negative effect on our business. If Digital River or other Outsourcers were to withdraw from this business, or change its terms of service in ways that were not feasible for us, there might not be a ready alternative outsourcing organization available to us, and we might be unprepared to assume operation of the web store ourselves. In any of these cases, our results of operations would be negatively affected.

We have little ability to reduce expenses to compensate for reduced sales.

We tend to close a number of sales in the last month or last weeks of a quarter, especially in our professional audio and video business, and we generally do not know until quite late in a quarter whether our sales expectations for the quarter will be met. For example, in recent quarters, as much as 65% of our professional sales have been procured in the last month of the quarter. Because most of our quarterly operating expenses and our inventory purchasing are committed prior to quarter end, we have little ability to reduce expenses to compensate for reduced sales.

Approximately 45% of our revenue for the nine months ended December 31, 2003 derived from revenue recognized on licensing and development agreements from three customers.

During the nine months ended December 31, 2003, approximately 45% of our revenue was derived from revenue recognized on licensing and development agreements from a mix of three customers. During fiscal 2003, approximately 26% of our revenue was derived from revenue recognized on licensing and development agreements from a mix of three customers. We anticipate that these relationships will continue to account for a significant portion of our revenue in the future. Any changes in our relationships with any of these three customers, including any actual or alleged breach of the agreements by either party or the early termination of, or any other material change in, any of the agreements would seriously harm our business, operating results and financial condition. Additionally, a decrease or interruption in any of the above mentioned businesses or their demand for our products or a delay in our development agreements with any one of them could cause a significant decrease in our revenue.

We may encounter significant challenges as our business model evolves to depend more on sales of consumer products.

We anticipate that our business model will continue to evolve to depend more on sales of consumer products to generate additional revenue and grow our business. If this trend continues, we will be subject to risks due to changing consumer demands, extensive competition which may result in price erosions, products liability litigation and product warranty concerns.

As our consumer segment grows, our business may become more seasonal. The general pattern associated with consumer products that we develop is one of higher sales and revenue during the holiday season. Due to the importance of the holiday selling season, we may expect that the corresponding fiscal quarter will contribute a greater proportion of our sales and gross profit for an entire year. If, for any reason, our sales or sales of our OEM customers were to fall below our expectations in November and December, such as because specific events cause consumer confidence to drop or other factors limit consumer spending, our business, financial condition and annual operating results may be materially adversely affected.

Success in our consumer segment will depend upon our ability to enhance and distinguish our existing products, to introduce new competitive products with features that meet changing consumer requirements, and to control our inventory levels to avoid any significant impact from sudden price decreases. Moreover, our success will depend on our ability to effectively sell our products in the consumer market. We may not have the capital required or the necessary personnel or expertise to develop the necessary distribution channels. Also, some of our competitors, including Apple, have well-established retail distribution capabilities and existing brands with market acceptance that would provide them with a significant competitive advantage. If we are not successful in overcoming any of the above challenges and our business and results of operations may be harmed.

New laws and regulations affecting corporate governance may impede our ability to retain and attract board members and executive officers, and increase the costs associated with being a public company.

On July 30, 2002, President George W. Bush signed into law the Sarbanes-Oxley Act of 2002. The new act is designed to enhance corporate responsibility through new corporate governance and disclosure obligations, increase auditor independence, and tougher penalties for securities fraud. In addition, the Securities and Exchange Commission and NASDAQ have adopted rules in furtherance of the act and are considering adopting others. This act and the related new rules and regulations will likely have the effect of increasing the complexity and cost of our company’s corporate governance and the time our executive officers spend on such issues, and may increase the risk of personal liability for our board members, chief executive officer, chief financial officer and other executives involved in our company’s corporate governance process. As a result, it may become more difficult for us to attract and retain board members and executive officers involved in the corporate governance process. In addition, in order to meet the new corporate governance and disclosure obligations, we have been taking, and will continue to take, steps to improve our controls and procedures and related corporate governance policies and procedures to address compliance issues and correct any deficiencies that we may discover. Consequently, we have experienced, and we anticipate continuing to experience, increased costs associated with such activities and, more generally, with being a public company, including additional professional and independent auditor fees.

Threatened terrorist attacks may negatively impact all aspects of our operations, revenues, costs and stock price.

The events of September 11, 2001, as well as future events occurring in response to or in connection with them, including, without limitation, future terrorist attacks against United States targets, or military or trade disruptions, may cause delays or losses of customer orders. More generally, any of these events could cause consumer confidence and spending to decrease or result in increased volatility in the United States and worldwide financial markets and economies. They also could result in economic recession in the United States or abroad. Any of these occurrences could have a significant impact on our operating results, revenues and costs.

We are vulnerable to earthquakes, labor issues and other unexpected events.

Our corporate headquarters, as well as the majority of our research and development activities, are located in California, an area known for seismic activity. An earthquake, or other significant natural disaster, could result in an interruption in our business. Our business may also be impacted by labor issues related to our operations and/or those of our suppliers, distributors or customers. Such an interruption could harm our operating results. We may not carry sufficient business interruption insurance to compensate for any losses that we may sustain as a result of any natural disasters or other unexpected events.

Risks Related to This Offering

Future sales of our common stock in the public market after the offering could cause the price of our common stock to decline.

After the offering, our new shareholders could sell substantial amounts of our common stock in the public market. As a result, the aggregate number of shares of our common stock available to the public would increase and, consequently, the price of our common stock could fall. We cannot predict the timing or amount of future sales of shares of our stock or the effect, if any, that market sales of shares, or the availability of shares for sales, will have on the prevailing market price of our common stock.

RATIO OF COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS TO EARNINGS

The following table shows our ratio of combined fixed charges and preference dividends to earnings for the last five fiscal years and the nine months ended December 31, 2003.

Unaudited

	Fiscal Year Ended March 31,									9 Mos. 12/31/2003
	1999		2000		2001		2002		2003
Ratio of combined fixed charges and preference dividends to earnings	N/A	(1)	N/A	(1)	N/A	(1)	N/A	(1)	5.2x	16.7x
Deficiency of earnings available to cover fixed charges and preference dividends	(1,912)		(5,840)		(5,875)		(4,144)		—	—

(1)	Our earnings were insufficient to cover combined fixed charges and preference dividends for the fiscal years ended March 31, 1999, 2000, 2001 and 2002.

For the purpose of calculating the ratio of combined fixed charges and preference dividends to earnings, earnings are defined as consolidated income (loss) from continuing operations before income taxes plus fixed charges. Fixed charges are the sum of interest of all indebtedness plus the estimated interest portion of rental expense.

USE OF PROCEEDS

Currently we intend to use the net proceeds from the sale of the securities to fund our research and development activities, expand manufacturing and customer service for existing products, continue development of additional products, for other working capital and general corporate purposes. If we elect at the time of the issuance of the securities to make different or more specific use of proceeds other than as described in this prospectus, we will describe the change in use of proceeds in the applicable prospectus supplement. Until we use the net proceeds of this offering for the above purposes, we may invest the funds in short-term, investment grade, interest-bearing securities. Our management may spend the proceeds from the sale of the securities in ways which the shareholders may not deem desirable.

LEGAL OWNERSHIP OF SECURITIES

We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means that securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. Only the person in whose name a security is registered is recognized as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities. If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

DESCRIPTION OF COMMON STOCK WE MAY OFFER

The following summary description of our common stock is based on the provisions of our restated articles of incorporation and bylaws and the applicable provisions of the California General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated articles of incorporation, bylaws and the California General Corporation Law. For information on how to obtain copies of our restated articles of incorporation and bylaws, see “Where You Can Find More Information”.

We may offer common stock, common stock issuable upon the conversion of preferred stock or warrants to purchase common stock.

Authorized Capital

Currently we have authority to issue 100,000,000 shares of common stock, no par value per share. As of March 31, 2004, 21,886,013 shares of our common stock were issued and outstanding. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The outstanding shares of common stock are fully paid and nonassessable.

Voting Rights

The holders of shares of common stock are entitled to one vote per share on all matters to be voted on by shareholders, except that holders may cumulate their votes in the election of directors.

Dividend and Liquidation Rights

Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is Mellon Investor Services.

Anti-Takeover Provisions

Provisions of California General Corporation Law and our restated articles of incorporation, and amended and restated bylaws may delay, defer or prevent a change of control of our company.

California General Corporation Law

Under California General Corporation Law, most business combinations, including mergers, consolidations and sales of substantially all of the assets of a corporation, must be approved by the vote of the holders of at least a majority of the outstanding shares of common stock and any other affected class of stock of a California corporation. The articles or bylaws of a California corporation may, but are not required to, set a higher standard for approval of such transactions. Our restated articles of incorporation and amended and restated bylaws follow the statutory rule, requiring majority approval of a business combination. The California General Corporation Law also provides certain restrictions on business combinations involving interested parties.

Articles of Incorporation and Bylaws

Our board of directors is currently authorized to issue up to 7,799,088 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights of those shares without any further vote or action by our shareholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control. The terms of the preferred stock that might be issued could potentially make more difficult or expensive our consummation of any merger, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction. In addition, the issuance of preferred stock could have a dilutive effect on our shareholders.

Further, our shareholders must give written notice delivered to us no less than 120 days before the one-year anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting to nominate a candidate for director or present a proposal to our shareholders at a meeting. These notice requirements could inhibit a takeover by delaying shareholder action.

The above provisions are intended to enhance the likelihood of continuity and stability in the composition of our board and in the policies formulated by them and to discourage certain types of transactions that may involve an actual or threatened change in control of our company. The above provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers of our shares and also may have the effect of preventing changes in our company or management.

DESCRIPTION OF PREFERRED STOCK WE MAY OFFER

This section describes the general terms and provisions of the preferred stock we may offer. This information may not be complete in all respects and is qualified entirely by reference to our restated articles of incorporation, as amended with respect to each series of preferred stock. We will describe the specific terms of any series in a prospectus supplement. Those terms may differ from the terms discussed below. Any series of preferred stock we issue will be governed by our restated articles of incorporation and by the certificate of determination relating to that series. We will file the certificate of determination with the SEC and incorporate it by reference as an exhibit to our registration statement at or before the time we issue any preferred stock of that series.

General

Each series of preferred stock will have specific financial and other terms that we will describe in a prospectus supplement. Any or all of the rights of our preferred stock may be greater than the rights of our common stock.

Authorized Preferred Stock

Pursuant to our restated articles of incorporation, we are currently authorized to issue 7,799,088 shares of undesignated preferred stock, no par value per share. At the date of this prospectus, no shares of preferred stock are outstanding. We may issue preferred stock from time to time in one or more series, without shareholder approval, when authorized by our board of directors.

Upon issuance of a particular series of preferred stock, our board of directors is authorized to specify:

•	the number of shares to be included in the series;

•	the annual dividend rate for the series and any restrictions or conditions on the payment of dividends;

•	the redemption price, if any, and the terms and conditions of redemption;

•	any sinking fund provisions for the purchase or redemption of the series;

•	if the series is convertible, the terms and conditions of conversion;

•	the amounts payable to holders upon our liquidation, dissolution or winding up; and

•	any other rights, preferences and limitations relating to the series.

Our board of director’s ability to authorize, without shareholder approval, the issuance of preferred stock with conversion and other rights, may affect adversely the rights of holders of our common stock or other series of preferred stock that may be outstanding. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of our common stock. Management believes that the availability of preferred stock provides us with increased flexibility in structuring possible future financing and acquisitions and in meeting other needs that might arise.

Specific Terms of a Series of Preferred Stock

The preferred stock we may offer may be issued in one or more series. Shares of preferred stock, when issued against full payment of the purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issuance. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.

The preferred stock will have the dividend, liquidation, redemption and voting rights discussed below, unless otherwise described in a prospectus supplement relating to a particular series. A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial public offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	the voting rights, if any;

•	the listing of the preferred stock on any securities exchange;

•	the applicable registrar and transfer agent for the series of preferred stock;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

Unless we state otherwise in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated articles of incorporation so permits.

DESCRIPTION OF WARRANTS WE MAY OFFER

This section describes the general terms and provisions of the warrants we may offer. The specific terms of any warrants we offer will be described in a prospectus supplement.

General

We may issue warrants to purchase common stock, preferred stock or units of these securities. We may issue warrants independently or together with the common stock and/or preferred stock offered and may be attached to or separate from these securities. We may issue warrants in such amounts or in as many distinct series as we wish. The warrants will be issued under warrant agreements to be entered into between us and a warrant agent as detailed in the prospectus supplement relating to the warrants being offered.

Specific Terms of the Warrants

The applicable prospectus supplement will describe the following terms, where applicable, of the warrants in respect of which this prospectus is being delivered:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the price or prices at which the warrants will be issued;

•	the designation, amount, and terms of the common stock and/or preferred stock purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the common stock and/or preferred stock purchasable upon exercise of the warrants will be separately transferable;

•	the price or prices at which the common stock and/or preferred stock purchasable upon exercise of the warrants may be purchased;

•	the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	the minimum or maximum amount of the warrants which may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	in the case of warrants to purchase our common stock or preferred stock, any provisions for adjustment of the number or amount of shares of our common stock or preferred stock receivable upon exercise of the warrants or the exercise price of the warrants;

•	in the case of warrants to purchase preferred stock, the designation, stated value and terms, such as liquidation, dividend, conversion and voting rights, of the series of preferred stock purchasable upon exercise of the warrants;

•	a discussion of any federal income tax considerations; and

•	any other material terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Exercise of warrants

Each warrant will entitle the holder of the warrant to purchase the securities, at the exercise price as shall be set forth in or be determinable as set forth in, the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants, holders of the warrants will not have any of the rights of holders of the securities purchasable upon exercise, including the right to vote or to receive any payments of dividends on the preferred or common stock purchasable upon exercise.

Certificates for warrants to purchase securities will be exchangeable for new warrant certificates of different denominations.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus:

•	to or through Adams, Harkness & Hill, Inc., JMP Securities LLC, J. P. Morgan Securities Inc., Lehman Brothers Inc. or Roth Capital Partners, LLC or through or to one or more other underwriters or dealers,

•	directly to purchasers,

•	through agents, or

•	through a combination of any of these methods of sale.

We may sell the securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The distribution of the securities may be effected from time to time in one or more transactions, by means of one or more of the following transactions, which may include:

•	block trades,

•	at-the-market offerings,

•	negotiated transactions,

•	put or call option transactions relating to the securities,

•	under delayed delivery contracts or other contractual commitments, or

•	a combination of such methods of sale.

We may determine the price or other terms of the securities offered in this prospectus or any applicable prospectus supplement by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

Each time we offer securities pursuant to this prospectus, the prospectus supplement, if required, will set forth:

•	the name of any underwriter, dealer or agent, if any, involved in the offer and sale of the securities;

•	the terms of the offering;

•	any discounts, concessions or commissions and other items that may constitute compensation received by the underwriters, dealers, agents or broker-dealers;

•	any initial public offering price,

•	any discounts or concessions allowed or reallowed or paid to dealers,

•	any securities exchanges on which the securities will be listed; and

•	the anticipated delivery date of the securities.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or from our purchasers (as their agents in connection with the sale of securities). The compensation received may be in excess of customary discounts, concessions or commissions. Any underwriters, dealers, agents or other purchasers participating in the distribution of the securities may be considered “underwriters” under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by them on the sale of the securities may be treated as underwriting discounts and commissions.

Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices relating to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named in the prospectus supplement. Unless otherwise indicated, any such agent will be acting on a best efforts only basis for the period of its appointment.

To the extent that we make sales to or through one or more underwriters or agents in at-the-market offerings, we will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions that will be paid cannot be determined at this time and we will describe them in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities.

In connection with the offering of the securities, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the applicable securities. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase securities for the purpose of stabilizing their market price.

The underwriters in an offering of securities may also create a “short position” for their account by selling more securities in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing securities in the open market following completion of the offering of these securities or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose “penalty bids” under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the securities that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the securities at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions, except that the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject and if securities also are being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Our common stock is listed on the Nasdaq National Market under the symbol “SNIC.” Any shares of common stock sold pursuant to a prospectus supplement will be listed on the Nasdaq National Market, subject to official notice of issuance. The preferred stock that we may sell pursuant to this prospectus, and any prospectus supplement, will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters or agents to or through which we may sell securities may make a market in the securities, but these underwriters or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. We cannot, therefore, give any assurance as to the liquidity of our trading market for any securities that we may sell.

Under the securities laws of some states, the securities registered by the registration statement that includes this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of the securities registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Securities Exchange Act of 1934, and the applicable rules and regulations of the SEC, including, among others, Regulation M noted above, which may limit the timing of purchases and sales of any of the securities by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

LEGAL MATTERS

Morrison & Foerster LLP will pass on the validity of the securities offered by this prospectus for us. Any underwriter(s) will be represented by their own legal counsel.

EXPERTS

The financial statements and the related financial statement schedule of Sonic Solutions as of March 31, 2003 and 2002, and for each of the years in the three-year period ended March 31, 2003, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements of InterActual Technologies Inc. as of December 31, 2003, and for the year then ended, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling Sonic pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549, and at the SEC’s Public Reference Rooms in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information concerning the Public Reference Rooms. Our SEC filings are also available to the public on the SEC’s Website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the securities offered in connection with this prospectus. This prospectus does not contain all of the information set forth in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information with respect to us and the securities we may offer, you should refer to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, you should refer to the copy of such contract or document filed as an exhibit to or incorporated by reference in the registration statement. Each statement as to the contents of such contract or document is qualified in all respects by such reference. You may obtain copies of the registration statement from the SEC’s principal office in Washington, D.C. upon payment of the fees prescribed by the SEC, or you may examine the registration statement without charge at the offices of the SEC described above.

Our common stock is listed on the Nasdaq National Market under the symbol “SNIC.” Our reports, proxy statements and other information may also be read and copied at the offices of the Nasdaq Stock Market, located at 20 Broad Street, New York, NY 10005.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

(1) Our Annual Report on Form 10-K for the fiscal year ended March 31, 2003;

(2) Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003;

(3) Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003;

(4) Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2003;

(5) The description of our common stock is set forth in our registration statement on Form 8-A filed with the Securities and Exchange Commission on January 10, 1994, and any subsequent amendments or reports filed for the purpose of updating this description; and

(6) The following reports on Form 8-K:

(a) Form 8-K filed with the SEC on May 3, 2003;

(b) Form 8-K filed with the SEC on July 2, 2003;

(c) Form 8-K filed with the SEC on July 30, 2003;

(d) Form 8-K filed with the SEC on September 22, 2003;

(e) Form 8-K filed with the SEC on October 30, 2003;

(f) Form 8-K filed with the SEC on February 3, 2004;

(g) Form 8-K filed with the SEC on February 4, 2004;

(h) Form 8-K filed with the SEC on March 1, 2004; and

(i) Form 8-K/A filed with the SEC on April 28, 2004.

The reports and other documents that we file after the date of this prospectus and prior to the effectiveness of the registration statement or the termination of this offering shall be deemed to be incorporated by reference into this prospectus and will update, supplement and supersede the information in this prospectus. You may request a copy of these filings, at no cost, by writing or telephoning our secretary at the following address:

Sonic Solutions

101 Rowland Way, Suite 110

Novato, California 94945

(415) 893-8000

1,300,000 shares

Common stock

Prospectus supplement

JPMorgan

June 23, 2004

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized anyone to provide you with different information. We are not, and the underwriter is not, making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, or the documents incorporated by reference is accurate as of any date other than the respective dates of those documents. In case there are any differences or inconsistencies between this prospectus supplement, the accompanying prospectus and the information incorporated by reference, you should rely on the information in the document with the most recent date.